Pricing Term Sheet
The Procter & Gamble Company
€1.0 billion 4.875% Notes due 2027

Issuer:	The Procter & Gamble Company
Size:	€1.0 billion
Maturity:	May 11, 2027
Coupon:	4.875%
Price to Public:	99.012% of face amount
Yield to maturity:	4.954%
Spread to reference Government security:	+53.1 basis points
Reference Government security:	DBR 4.750% 7/28
Reference Government security yield/price:	4.423%/104.42%
Mid-swap rate yield:	4.624%
Spread to mid-swap rate:	+33 basis points
Day Count:	ACT/ACT, following, unadjusted
Interest Payment Dates:	May 11, commencing May 11, 2008
Tax Redemption:	The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation as described in the Prospectus Supplement
Trade Date:	May 3, 2007
Settlement Date:	May 11, 2007 (T+5)
Denominations:	€50,000 x €1,000
Listing:	Application has been made for listing on the Irish Stock Exchange on terms described in the Prospectus Supplement
Common Code:	030011325
ISIN:	XS0300113254
Ratings:	Aa3 (Stable) / AA- (Stable)
Joint Bookrunners:	Deutsche Bank AG, London Branch Goldman Sachs International J.P. Morgan Securities Ltd. Morgan Stanley & Co. International plc
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at (800) 503-4611, Goldman Sachs International at 1-866-471-2526, J.P. Morgan Securities Ltd. at +44 (0) 207 779-2468 or collect at 1-212-834-4533 or Morgan Stanley & Co. International plc at 1-800-718-1649.
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